Exhibit 99.1

                   Fred's Reports Third Quarter 2007 Results

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Nov. 29, 2007--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended November 3, 2007.

    Net income for the third quarter of 2007 totaled $4.6 million or $0.12 per diluted share versus net income in the prior-year period of $6.0 million or $0.15 per diluted share. For the nine months ended November 3, 2007, net income totaled $15.1 million or $0.38 per diluted share, compared with net income of $17.6 million or $0.44 per diluted share for the first nine months of 2006.

    Total sales for the third quarter of 2007 increased 3% to $419.9 million from $407.9 million in the same period last year. For the first nine months of 2007, total sales increased 5% to $1.287 billion compared with $1.232 billion in the year-earlier period. On a comparable store basis, sales increased 1.1% for the quarter versus a 3.0% increase in the year-earlier period. Comparable store sales for the year to date in 2007 increased 1.2% versus 2.1% in the year-earlier period.

    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "As a result of actions to bring inventory in line with sales during the quarter, the Company recognized less capitalized costs in inventory, which shifted $1.5 million of costs into the third quarter that we had budgeted for the fourth quarter. This shift recognized in the third quarter reduced earnings to $0.12 per diluted share from the Company's previously expected earnings of $0.14 per diluted share. However, this timing shift will benefit previously forecasted fourth quarter earnings by $0.02 per diluted share and, consequently, will not affect our full-year plan.

    "As announced earlier this month, we now have completed our refresher program, which involved a substantial revamping of our store look and merchandise across our chain," Hayes continued. "Obviously, a project of that scale caused some disruption to our store operations; however, we think this initiative will strengthen Fred's competitive position over the long term by making our stores easier to shop and more appealing to customers. Still, early indications from our holiday sales while strong in the new expansion departments, thus far show that consumers remain conservative in spending."

    Separately, Hayes noted that Fred's has received multiple inquiries from qualified parties. The Board of Directors has retained Merrill Lynch & Co. to review a range of strategic and financial alternatives; and, on the advice of counsel, the Company has temporarily suspended its stock repurchase program.

    Fred's gross profit for the third quarter increased 5% to $124.9 million from $119.5 million in the prior-year period. Gross margin for the quarter increased to 29.7% versus 29.3% last year, with the improvement reflecting primarily the impact of increasing generic drug penetration in the Company's pharmacy department. Gross profit for the first nine months of 2007 increased 5% to $373.4 million from $354.4 million last year. Gross margin for the year-to-date period in 2007 was 29.0% versus 28.8% last year.

    Selling, general and administrative expenses for the third quarter of 2007 increased to 28.0% of sales versus 27.0% of sales in the year-earlier period. The increase in the quarter resulted from higher expenses related to the merchandising refresher program, advertising, and store energy costs. For the first nine months of 2007, selling, general and administrative expenses were 27.1% of sales compared with 26.6% of sales in the prior-year period.

    Operating income for the third quarter of 2007 totaled $7.2 million, down from $9.3 million in the year-earlier period. Operating income was 1.7% of sales in the third quarter of 2007 compared with 2.3% of sales last year. Operating income for the first nine months of 2007 totaled $24.0 million, down from $26.6 million in the prior-year period. Operating income for the first nine months of 2007 was 1.9% of sales versus 2.2% of sales last year.

    Income tax expense declined to 32.6% of pre-tax earnings in the third quarter compared with 34.0% in the third quarter last year. The change resulted from the post-implementation effect of the Financial Accounting Standards Board's Financial Interpretation Number 48 (FIN
48), Accounting for Uncertainty in Income Taxes. The adjustment in the current quarter brought the year-to-date income tax rate to 35.9 as compared to 32.6% for the first three quarters of 2006.

    Fred's, Inc. operates 708 discount general merchandise stores mainly in the southeastern United States, including 24 franchised
Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's third quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 29, 2007.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.





                             FRED'S, INC.
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)


                                          13 Weeks   13 Weeks
                                           Ended      Ended
                                          Nov. 3,    Oct. 28,  Percent
                                            2007       2006    Change
                                         ---------- ---------- -------
Net sales                                $  419,913 $  407,872    3.0%
Operating income                         $    7,190 $    9,302  -22.7%
Net income                               $    4,607 $    5,953  -22.6%
Net income per share:
      Basic                              $     0.12 $     0.15  -20.0%
      Diluted                            $     0.12 $     0.15  -20.0%
Average shares outstanding:
      Basic                                  39,844     39,794
      Diluted                                39,924     39,905


                                          39 Weeks   39 Weeks
                                           Ended      Ended
                                          Nov. 3,    Oct. 28,  Percent
                                            2007       2006    Change
                                         ---------- ---------- -------
Net sales                                $1,286,815 $1,231,675    4.5%
Operating income                         $   24,049 $   26,555   -9.4%
Net income                               $   15,103 $   17,574  -14.1%
Net income per share:
      Basic                              $     0.38 $     0.44  -13.6%
      Diluted                            $     0.38 $     0.44  -13.6%
Average shares outstanding:
      Basic                                  39,826     39,753
      Diluted                                39,900     39,857






                             FRED'S, INC.
             Unaudited Fiscal 2007 Third Quarter Results
               (In thousands, except per share amounts)


                                    13 Weeks          13 Weeks
                                     Ended             Ended
                                    Nov. 3,   % of    Oct. 28,  % of
                                      2007    Total     2006    Total
                                   ---------- ------ ---------- ------
Net sales                          $  419,913 100.0% $  407,872 100.0%
Cost of goods sold                    294,993  70.3%    288,374  70.7%
                                   ---------- ------ ---------- ------
Gross profit                          124,920  29.7%    119,498  29.3%
Selling, general and
 administrative expenses              117,730  28.0%    110,196  27.0%
                                   ---------- ------ ---------- ------
Operating income                        7,190   1.7%      9,302   2.3%
Interest expense, net                     353   0.1%        287   0.1%
                                   ---------- ------ ---------- ------
Income before income taxes              6,837   1.6%      9,015   2.2%
Provision for income taxes              2,230   0.5%      3,062   0.7%
                                   ---------- ------ ---------- ------
Net income                         $    4,607   1.1% $    5,953   1.5%
                                   ========== ====== ========== ======
Net income per share:
      Basic                        $     0.12        $     0.15
                                   ==========        ==========
      Diluted                      $     0.12        $     0.15
                                   ==========        ==========
Weighted average shares
 outstanding:
      Basic                            39,844            39,794
                                   ==========        ==========
      Diluted                          39,924            39,905
                                   ==========        ==========


               Unaudited Fiscal 2007 Nine-month Results
               (in thousands, except per share amounts)


                                    39 Weeks          39 Weeks
                                     Ended             Ended
                                    Nov. 3,   % of    Oct. 28,  % of
                                      2007    Total     2006    Total
                                   ---------- ------ ---------- ------
Net sales                          $1,286,815 100.0% $1,231,675 100.0%
Cost of goods sold                    913,411  71.0%    877,289  71.2%
                                   ---------- ------ ---------- ------
Gross profit                          373,404  29.0%    354,386  28.8%
Selling, general and
 administrative expenses              349,355  27.1%    327,831  26.6%
                                   ---------- ------ ---------- ------
Operating income                       24,049   1.9%     26,555   2.2%
Interest expense, net                     494   0.0%        502   0.1%
                                   ---------- ------ ---------- ------
Income before income taxes             23,555   1.9%     26,053   2.1%
Provision for income taxes              8,452   0.7%      8,479   0.7%
                                   ---------- ------ ---------- ------
Net income                         $   15,103   1.2% $   17,574   1.4%
                                   ========== ====== ========== ======
Net income per share:
      Basic                        $     0.38        $     0.44
                                   ==========        ==========
      Diluted                      $     0.38        $     0.44
                                   ==========        ==========
Weighted average shares
 outstanding:
      Basic                            39,826            39,753
                                   ==========        ==========
      Diluted                          39,900            39,857
                                   ==========        ==========






                             FRED'S, INC.
                       Unaudited Balance Sheet
                            (In thousands)


                                               November 3, October 28,
                                                  2007        2006
                                               ----------- -----------
ASSETS:
Cash and cash equivalents                         $ 12,047    $  2,470
Inventories                                        387,931     388,092
Receivables                                         28,137      24,523
Other non-trade receivables                         21,215      15,090
Prepaid expenses and other current assets           13,345      13,370
                                               ----------- -----------
      Total current assets                         462,675     443,545
Property and equipment, net                        150,328     139,928
Other noncurrent assets                              8,563      10,155
                                               ----------- -----------
      Total assets                                $621,566    $593,628
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                  $111,140    $118,893
Current portion of indebtedness                        159         243
Current portion of capital lease obligation            192         393
Accrued expenses and other                          40,618      43,344
Deferred tax liability                              15,408      19,442
                                               ----------- -----------
      Total current liabilities                    167,517     182,315

Long-term portion of indebtedness                   54,363      35,080
Deferred income taxes                               11,867      10,842
Long-term portion of capital lease obligations          --         192
Other noncurrent liabilities                        11,265       7,366
                                               ----------- -----------
      Total liabilities                            245,012     235,795
Shareholders' equity                               376,554     357,833
                                               ----------- -----------
      Total liabilities and shareholders'
       equity                                     $621,566    $593,628
                                               =========== ===========

    CONTACT: Fred's, Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217
             Executive Vice President and Chief Financial Officer